Exhibit (e)(3)

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made effective as of                     , 2005, by and between 7-Eleven, Inc., a Texas corporation (the “Company”), and                     , a director of the Company and a member of the special committee (the “Special Committee”) formed by the board of the directors of the Company on                     , 2005 (the “Indemnitee”).

RECITALS

The board of directors of the Company received a proposal letter dated September 1, 2005, regarding a potential tender offer (the “Proposed Transaction”) by the Company’s parent company, Seven-Eleven Japan Co., Ltd. (“Parent”) for all of the shares of common stock of the Company that Parent and its subsidiaries do not already own. The Indemnitee has agreed to serve as a member of the special committee of the board of directors of the Company (the “Special Committee”) to (i) consider the Proposed Transaction, (ii) make any recommendations of the Company with respect to the Proposed Transaction, including any recommendation required to be filed on Schedule 14D-9 of the Securities Exchange Act of 1934, (iii) conduct or supervise the conduct of any negotiations with respect to the Proposed Transaction and (iv) act on behalf of the board of directors of the Company with respect to the Proposed Transaction. In connection with Indemnitee’s service as a member of the Special Committee, the Company has agreed to indemnify the Indemnitee according to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law if Indemnitee was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, alternative dispute resolution mechanism, hearing, inquiry, investigation or proceeding, whether civil, criminal or administrative (each a “Legal Proceeding”) by reason of the fact that Indemnitee is or was a director of the Company or as a result of Indemnitee’s service as a member of the Special Committee. Subject to applicable law, the indemnification provided under this Agreement shall be against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees and related expenses, court costs and all other costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such Legal Proceeding), judgments, fines and, to the fullest extent permitted by law, amounts paid in settlement (if, and only if, such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld, conditioned or delayed) actually and reasonably incurred by Indemnitee in connection with such

Legal Proceeding, and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, if (1) Indemnitee conducted himself or herself in good faith, (2) Indemnitee reasonably believed, in Indemnitee’s official capacity as a director of the Company or as a member of the Special Committee, that his or her conduct was in the Company’s best interests or in the best interests of those shareholders whose interests Indemnitee was charged with protecting, respectively, and (3) in the case of any criminal action or proceeding, Indemnitee had no reasonable cause to believe his or her conduct was unlawful. The termination of any Legal Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or at least not opposed to the best interests of the Company or the shareholders whose interests Indemnitee was charged with protecting, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Legal Proceeding referred to in Section 1(a) or criminal action or proceeding referred to in Section 1(a)(3) or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against Expenses actually and reasonably incurred by Indemnitee in connection therewith.

2. No Employment Rights. Nothing contained in this Agreement is intended to create in Indemnitee any right to employment by the Company.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any Legal Proceeding referred to in Section l(a) (including amounts actually paid in settlement of any such Legal Proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his or her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the President of the Company and shall be given in accordance with the provisions of Section 12(d) below. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification and advances provided for in Section 1 and this Section 3 shall be made no later than 20 days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Articles of Incorporation, as amended (the “Articles”), or bylaws, as amended (the “Bylaws”), providing for indemnification, is not paid in full by the Company within 20 days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 11 of this Agreement, Indemnitee shall also be entitled to be paid for the Expenses related to bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any Legal Proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct that make it permissible under applicable law or this Agreement for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Section 3(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3(b), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 3(a) to pay the Expenses in connection with any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and Expenses of Indemnitee’s counsel shall be at the expense of the Company.

4. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule that expands the right of a Texas corporation, or any successor entity (wherever organized; herein, a “Successor Entity”), to indemnify a member of its board of directors (or comparable body), a member of, or advisor to, any special committee of its board of directors or an officer, controlling person, shareholder, fiduciary, employee or agent, such changes shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule that narrows the right of a Texas corporation (or, if applicable, a Successor Entity) to indemnify a member of its board of directors (or comparable body), a member of, or advisor to, any special committee of its board of directors or an officer, controlling person, shareholder, fiduciary, employee or agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Articles, its Bylaws, any agreement, any vote of shareholders or disinterested members of the Company’s Board of Directors, the Business Corporation Act of the State of Texas (the “TBCA”), or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though such Indemnitee may have ceased to serve in any such capacity at the time of any Legal Proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, or settlement costs actually or reasonably incurred in the investigation, defense, appeal or settlement of any Legal Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines, penalties or settlement costs to which Indemnitee is entitled.

6. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying its officers, controlling persons, shareholders, fiduciaries, employees or agents under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company may be required to cooperate with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7. Officer and Director Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Company.

8. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 2.02-1 of the TBCA, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

(b) Lack of Good Faith; Frivolous Claims. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding initiated by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was either frivolous or not made in good faith;

(c) Fraud. To indemnify Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that Indemnitee has committed fraud on the Company; or

(d) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such expenses or liabilities have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company.

10. Construction of Certain Phrases. For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, including members of any special committee of the board of directors, so that if Indemnitee is or was a director, including a member of a special committee of the board of directors, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving entity as Indemnitee would have with respect to such constituent entity if its separate existence had continued. For greater certainty, any successor entity to the Company shall have the same rights and obligations hereunder as the Company. The Company agrees that it will not enter into a merger in which it is not the surviving corporation, share exchange, consolidation, liquidation, dissolution, or spinoff or sale of all or substantially all of its assets, without first ensuring, in a manner reasonably acceptable to Indemnitee, that all of the rights of Indemnitee hereunder will be sufficiently protected after the consummation of such merger, share exchange, consolidation, liquidation, dissolution, spinoff or sale.

11. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith, or were frivolous or fraudulent, or that such indemnification was unlawful. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

12. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

(b) Entire Agreement; Enforcement of Rights. Except as set forth in the Articles and Bylaws, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Construction. This Agreement is the result of negotiations among and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

(g) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights.

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The parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

7-ELEVEN, INC.

By:
Name:
Title:

2711 North Haskell Avenue
Dallas, Texas 75204

AGREED TO AND ACCEPTED:

Name:

Address:

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT